Exhibit 23.3



                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Elcom International, Inc. on Form S-3 of our reports each dated 21 March 1997 (relating to the financial statements of Elcom International Limited and AMA
(UK) Limited as of and for the year ended 31 December 1996), appearing in the Annual Report on Form 10-K of Elcom International, Inc. for the year ended 31 December 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ DELOITTE & TOUCHE
DELOITTE & TOUCHE

Chartered Accountants
London, England

14 January 2000